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                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM 11-K




[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

For the fiscal year ended December 31, 2005

                                      OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

For the transition period from ______________ to ______________

Commission file number         001-15059


A. Full title of the plan and the address of the plan, if different from that of the issuer below:


                   Nordstrom 401(k) Plan & Profit Sharing



B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                               Nordstrom, Inc.
                 1617 Sixth Avenue, Seattle, Washington 98101




















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                             Required Information

1.  Not applicable

2.  Not applicable

3.  Not applicable

4. The Nordstrom 401(k) Plan & Profit Sharing is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed as Exhibit 99.1.

     The Consent of Independent Registered Public Accounting Firm is filed as
Exhibit 23.1.


                     The Exhibit Index is located on page 4












































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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrators of the employee benefit plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Nordstrom 401(k) Plan & Profit Sharing


Date:  June 15, 2006                      /s/ Michael G. Koppel
                                           ----------------------------------
                                                            Michael G. Koppel
                                                 Executive Vice President and
                                                      Chief Financial Officer
                                                           of Nordstrom, Inc.

                                              Plan Administrator of Nordstrom
                                                 401(k) Plan & Profit Sharing









































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                     Nordstrom 401(k) Plan & Profit Sharing

                              FORM 11-K Exhibit Index



This exhibit list is provided pursuant to the requirement of the Securities Exchange Act section 240.0-3.

Exhibit                                    Method of Filing
-------                                    ----------------
 23.1  Consent of Independent Registered   Filed herewith electronically
        Public Accounting Firm

 99.1  Nordstrom 401(k) Plan & Profit      Filed herewith electronically
        Sharing Financial Statements

 99.2  Nordstrom 401(k) Plan & Profit      Incorporated by reference from the
        Sharing, as amended and             Nordstrom, Inc. Annual Report on
        restated on January 1, 2004         Form 11-K for the year ended
                                            December 31, 2003, Exhibit 99.2


 99.3  Amendment 2005-1 to the             Incorporated by reference from the
       Nordstrom 401(k) Plan & Profit      Nordstrom, Inc. Annual Report on
       Sharing dated January 1, 2004       Form 10-K for the year ended
                                           January 28, 2006, Exhibit 10.6

 99.4  Amendment 2005-2 to the             Incorporated by reference from the
       Nordstrom 401(k) Plan & Profit      Nordstrom, Inc. Annual Report on
       Sharing dated January 1, 2004       Form 10-K for the year ended
                                           January 28, 2006, Exhibit 10.7





























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